                                                                    Exhibit 4.2
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                     HIGH VOLTAGE ENGINEERING CORPORATION
                                      and

                STATE STREET BANK AND TRUST COMPANY, as Trustee

                           ------------------------

                         FIRST SUPPLEMENTAL INDENTURE

                          Dated as of March 19, 1998

                                      to

                                   INDENTURE

                          Dated as of August 8, 1997

                                by and between

                     HIGH VOLTAGE ENGINEERING CORPORATION

                                      and

                STATE STREET BANK AND TRUST COMPANY, as Trustee

                           -------------------------

                                 $155,000,000

                         10 1/2% Senior Notes Due 2004


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

          FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of March 19, 1998, by and between HIGH VOLTAGE ENGINEERING CORPORATION, a Massachusetts corporation (the "Company") and STATE STREET BANK AND TRUST COMPANY (the "Trustee").

                                   RECITALS

          WHEREAS, the Company and the Trustee have entered into that certain Indenture dated as of August 8, 1997 (the "Original Indenture") providing for the issuance and delivery by the Company of its 10 1/2% Senior Notes due 2004; and

          WHEREAS, the Company is entering into certain financing and related transactions (the "Transactions") which will benefit the Company and its Subsidiaries; and

          WHEREAS, Article 8 of the Indenture provides a manner by which the Indenture may be amended, and by which compliance with the provisions of the Original Indenture may be waived, with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes by written act of said Holders delivered to the Company and the Trustee; and

          WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes have delivered said consents to the Trustee and the Company; and

          WHEREAS, pursuant to and in accordance with Section 8.02 of the Original Indenture, and with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, the Company and the Trustee have agreed to enter into this Supplemental Indenture;

          NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Company's 10 1/2% Senior Notes due 2004:

          Section 1.     AMENDMENTS AND WAIVER.

          1.1. Subject to Section 2.2 hereof, the following definitions are added to Section 1.01 of the Original Indenture as follows:

          "Benner Berg" means Benner Berg, Inc., an Illinois corporation.

          "HVE Acquisition Corp." means HVE Acquisition Corp., an Illinois corporation.

          "Stewart Warner" means Stewart Warner Instrument Corporation, an Illinois corporation.

          "Stewart Warner Acquisition" means the acquisition directly or indirectly of all of the issued and outstanding shares of capital stock of Stewart Warner and of each of Benner Berg, Stewart Warner Instruments (Barbados) Inc., a Barbados corporation, TTS Mexican Holding Company, Inc., an Illinois corporation, and Instrumentos Stewart Warner de Mexico, S.A. de C.V,. a Mexican corporation, pursuant to the certain Stock Purchase Agreement, dated as of February 4, 1998, by and among Carolyn Corporation, a wholly owned subsidiary of the Company, and the direct and indirect selling shareholders of Stewart Warner listed on the signature pages attached thereto.

          1.2. Subject to Section 2.2 hereof, the definition of "Intercompany Notes" contained in Section 1.01 of the Original Indenture is hereby amended to read in its entirety as follows:

          "Intercompany Notes" means the Intercompany Notes issued by certain Subsidiaries of the Company in the following principal amounts: (i)
     Robicon: $39.5 million; (ii) PHI: $39.5 million; (iii) Datcon: $19.0 million; (iv) Anderson: $19.0 million; (v) HIVEC Holdings: $3.5 million; and (vi) Stewart Warner: $20.0 million.

          1.3. Subject to Section 2.2 hereof, the definition of "Restricted Subsidiary" contained in Section 1.01 of the Original Indenture is hereby amended to read in its entirety as follows:

          "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes (i) all of the direct and indirect Subsidiaries of the Company existing as of the Issue Date and
     (ii) Stewart Warner, HVE Acquisition Corp. and each of Stewart Warner's wholly owned Subsidiar-ies. The Board of Directors of the Company may designate any Unrestricted Subsidiary or any Person to be acquired that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), (i) the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted
     Indebtedness) pursuant to Section 4.06 of this Indenture, or (ii) the Company's Fixed Charge Coverage Ratio (determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available at the date of determination in accordance with
     Section 4.06 of this Indenture) does not decrease, the Company does not incur any Indebtedness (other than Indebtedness under the Notes permitted under clause (ii) of the definition of "Permitted
     Indebtedness") and such Subsidiary shall execute and deliver to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, providing for the Guarantee by such Subsidiary of the payment of the obligations of the Company under the Notes in the manner set forth under Article X; provided, however that the Indebtedness incurrence condition set forth under clause (i) above shall not apply to the designation as a Restricted Subsidiary of the Subsidiary ("Anderson Ireland") to which is to be transferred the assets and liabilities of the Fermoy, Ireland division of HIVEC, B.V. that is associated with the business of Anderson.

          1.4. Subject to Section 2.2 hereof, Section 2.02 of the Original Indenture is hereby amended to read in its entirety as follows:

          Section 2.02  Execution and Authentication.

          Two Officers shall sign, or one Officer shall sign and one Officer (each of whom shall, in each case, have been duly authorized by all requisite corporate actions) shall attest to, the Notes for the Company by manual or facsimile signature.

          If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

          No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Note to the Trustee for cancellation as provided in Section 2.11, for all purposes of this Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture.

          The Trustee or an authenticating agent shall authenticate (i) Notes for original issue in the aggregate principal amount of up to $135,000,000 upon a Company Request and (ii) Notes for issuance subsequent to the Issue Date upon the consummation of the Stewart Warner Acquisition in the aggregate principal amount of up to $20,000,000 upon a Company Request. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section
     2.07 hereof. Upon receipt of the Company Request and an Officers' Certificate certifying that the registration statement relating to the exchange offer specified in the Registration Rights Agreement is effective and that the conditions precedent to a Private Exchange thereunder have been met, the Trustee shall authenticate one or more additional series of Notes in an aggregate principal amount not to exceed $155,000,000 for issuance in exchange for all Notes previously issued pursuant to an exchange offer registered under the Securities Act or pursuant to a Private Exchange. Exchange Notes or Private Exchange Notes may have such distinctive series designations and such changes in the form thereof as are specified in the Company Request referred to in the preceding sentence. The Exchange Notes and Private Exchange Notes shall be issuable only in registered form without coupons and only in denominations of $1,000 and integral multiples thereof.

          The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate the Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company and Affiliates of the Company. Each Paying Agent is designated as an authenticating agent for purposes of this Indenture.

          The Notes shall be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

          1.5. Subject to Section 2.2 hereof, Section 4.09 of the Original Indenture is hereby amended to read in its entirety as follows:

               Section 4.09.  Limitation on Restricted Payments.

          The Company shall not make, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

               (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

               (b) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under Section 4.06; and

               (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 50% of the Company's cumulative Consolidated Net Income after the Issue Date (or minus 100% of any cumulative deficit in Consolidated Net Income during such period), (2) 100% of the ag-gregate Net Proceeds and the fair market value of securities or other property received by the Company as a capital contribution to the common equity of the Company after the Issue Date and from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted or exercised or exchanged, as the case may be and (3) $350,000. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

          The provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of this Indenture, (ii) the retirement of any shares of Capital Stock of the Company or subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock), (iii) the redemption or retirement of Indebtedness of the Company subordinated to the Notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Company that is contractually subordinated in right of payment to the Notes to at least the same extent as the Subordinated Indebtedness being redeemed or retired, (iv) the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock, (v) so long as no Default or Event of Default shall have occurred and be continuing, the payment of cash dividends on the Series A Preferred Stock when such dividends are required to be paid in cash in accordance with the Restated Articles, (vi) payment, from the net proceeds of the Offerings, of up to $2,250,000 to Parent to be used to repurchase from the High Voltage Engineering
Corporation Retirement Plan shares of the common stock of Parent within 60 days of the Issue Date for not more than $2,250,000, and fund a proportional accrual relating to the Subordinated Notes Warrants of up to $150,000, (vii) so long as no Default or Event of Default shall have occurred and be continuing, the exchange of Warrants for Subsidiary
Warrants or Common Shares for Subsidiary Shares in the event of a Qualified Subsidiary IPO, (viii) payments required to effect the reclassification of an Unrestricted Subsidiary as a Restricted Subsidiary in compliance Section
4.22 and (ix) the payment of management fees for services provided by Parent or its employees in an aggregate annual amount not to exceed
$750,000; provided, however, that any amounts paid by the Company pursuant to clauses (i), (v), (vi) and (vii) shall reduce amounts otherwise available for Restricted Payments.

          Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.09 were computed, which calculations may be based upon the Company's latest available financial statements, and that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after giving effect to any Restricted Payments.

          1.6. Subject to Section 2.2 hereof, Section 4.25 of the Original Indenture is hereby amended to read in its entirety as follows:

          Section 4.25.  Limitation on Business of HIVEC
                         Holdings; Capital Stock of
                         Foreign Subsidiaries

          HIVEC Holdings shall not engage in any trade or business, incur any Indebtedness other than Permit-ted Indebtedness, incur any liabilities other than nominal expenses necessary to maintain its corporate existence, hold any assets other than the capital stock of HIVEC, B.V., or sell, pledge, encumber or transfer or cause or permit the sale, pledge, encumbrance or transfer of Capital Stock of any of its direct or indirect Subsidiaries. Datcon shall not sell, pledge, encumber or transfer the Capital Stock of any of its direct or indirect foreign subsidiaries including, but not limited to, Instrumentos Stewart Warner de Mexico, S.A. de C.V. Notwithstanding the foregoing, by May 31, 1998, the Company shall cause HIVEC Holdings and HIVEC, B.V. to: (i) transfer (directly or indirectly) to Datcon all of the capital stock of Industrias Jorda that is not held by Datcon (or a direct or indirect subsidiary of Datcon); and (ii) transfer (directly or indirectly) all of the assets of Anderson Ireland to Anderson (or a direct or indirect subsidiary of Anderson) ((i) and (ii) together, the "Foreign Realignment").

          1.7. Subject to Section 2.2 hereof, Section 10.05 of the Original Indenture is hereby amended to read in its entirety as follows:

          Section 10.05.  Release of Guarantor.

          A Guarantor shall be released from all of its obligations under its Guarantee if:

               (i) the Guarantor has sold all or substantially all of its assets or the Company and its Restricted Subsidiaries have sold all of the Capital Stock of the Guarantor owned by them, in each case in a transaction in compliance with Sections 4.10 and 5.01 hereof; or

               (ii) the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, (i) the Company, (ii) another Guarantor or (iii) a Restricted Subsidiary that is an obligor under an Intercompany Note in a transaction in compliance with Section 5.01 hereof;

     and in each such case, such Guarantor has delivered to the Trustee an Officers' Certificate and an Opin-ion of Counsel, each stating that all conditions precedent herein provided for relating to such transactions have been complied with.

          1.8. Subject to Section 2.2 hereof, paragraph 5 of Exhibit A, the Form of Notes, is hereby amended to read in its entirety as follows:

          Optional Redemption. The Company, at its option, may redeem the Notes, in whole or in part, at any time on or after August 15, 2001 upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount), set forth below, together, in each case, with accrued and unpaid interest to the Redemption Date, if redeemed during the twelve month period beginning on August 15 of each year listed below:

                                                                 Redemption
Year                                                                Price
-----                                                            ----------
2001........................................................       105.250%
2002........................................................       102.625%
2003 and thereafter.........................................       100.000%

          Notwithstanding the foregoing, the Company may redeem in the aggregate up to 35% of the original principal amount of Notes at any time and from time to time on or prior to August 15, 2000 at a redemption price equal to 110.500% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date with the Net Proceeds of one or more Qualified Equity Offerings of the Company or Parent to the extent such proceeds were contributed to the Company as common equity; provided, that at least $100.75 million of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 60 days following the closing of any such Qualified Equity Offering.

          1.9. Subject to Section 2.2 hereof, compliance by the Company with Sections 5.01 and 5.02 of the Original Indenture are hereby waived to the extent any default would occur under such Sections as a result of the transactions contemplated by the Stewart Warner Acquisition (as defined in the Of-fering Memorandum of the Company dated of March 16, 1998 relating to the Company's 10 1/2% Senior Notes due 2004).

          Section 2.  MISCELLANEOUS.

          2.1. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

          2.2. Operative Time. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Original Indenture shall be bound hereby and thereby; provided, however, that Section 1 hereof shall become operative upon the satisfaction (or waiver by the Company) of the Acquisition Condition (as defined in the Consent Solicitation Statement, dated March 5, 1998, that was provided to Holders of Notes in connection with the Company's solicitation of consents by such Holders to the waiver and amendments set forth herein). Upon the receipt by the Trustee of (i) an Officers' Certificate certifying that such conditions have been satisfied, or waived by the Company, and (ii) an Opinion of Counsel to the effect set forth in Section 8.06 of the Original Indenture, the amendments set forth herein shall become operative.

          2.3. Confirmation of the Original Indenture. Except as amended hereby, the Original Indenture shall remain in full force and effect and is hereby ratified and confirmed in all respects.

          2.4. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

          2.5. Separability. Each provision of this Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          2.6. Headings. The captions of the various section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

          2.7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

          2.8. Definitions. All terms defined in the Original Indenture shall have the same meaning in this Supplemental Indenture unless otherwise defined herein.

          IN WITNESS WHEREOF, the parties hereto caused this Supplemental
Indenture to be duly executed as of this      day of March, 1998.

                                   HIGH VOLTAGE ENGINEERING CORPORATION

                                   By:  /s/ Joseph W. McHugh, Jr.
                                        --------------------------------
                                        Name:  Joseph W. McHugh, Jr.
                                        Title: Vice President, Chief
                                               Financial Officer and Clerk


                                   STATE STREET BANK AND TRUST COMPANY,
                                        as Trustee

                                   By:  /s/ Chi C. Ma
                                        --------------------------------
                                   Name:  Chi C. Ma
                                   Title: Assistant Vice President